EXHIBIT 99.1

Contact: Charles M. Fleischman President Digene Corporation (301) 944-7000 www.digene.com

FOR IMMEDIATE RELEASE
Investor Relations: Lanie Fladell/Lauren Levine FD Morgen-Walke (212) 850-5600

DIGENE’S DNAWITHPAP™ INCLUDED IN NEW ACOG CERVICAL CANCER SCREENING
RECOMMENDATIONS

Gaithersburg, Maryland, August 1, 2003 — Digene Corporation (Nasdaq: DIGE) today announced that The American College of Obstetricians and Gynecologists (ACOG) has published new recommendations for cervical cancer screening that include the use of an FDA-approved test for women age 30 and older. The Digene DNAwithPap™ Test is the only FDA-approved high-risk HPV DNA test. ACOG’s recommendations, which represent the most comprehensive revision of Pap test and other cervical cancer screening recommendations in over a decade, are effective immediately. ACOG is the national medical organization representing more than 45,000 members who provide health care for women.

The new recommendations provide two recommendations for women age 30 and older:

Testing using cervical cytology alone. If a woman age 30 or older has negative results on three consecutive annual cervical cytology tests, then she may be rescreened with cervical cytology alone every 2-3 years.

The combined use of a cervical cytology test and an FDA-approved test for high-risk types of HPV - Under this option women receive both a cervical cytology test and a genetic test that looks for certain high-risk types of the human papillomavirus (HPV) known to cause cancer (HPV DNA test). Once women test negative on both tests they should be rescreened with the combined tests no more frequently than every 3 years. If only one of the tests is negative, however, more frequent screening will be necessary.

More frequent cervical screening may be required for higher-risk women who are infected with HIV, are immunosuppressed (such as those receiving kidney transplants), were exposed to DES in utero, or were previously diagnosed with cervical cancer.

Regardless of the frequency of cervical cancer screening, annual gynecologic examinations, including pelvic exams, are still recommended.

Evan Jones, Chairman and Chief Executive Officer commented, “We thank ACOG for their rapid review and dissemination for recommendations regarding the use of an FDA-approved test for high risk types of HPV. ACOG’s recognition of the new role that HPV DNA testing plays in routine adjunctive cervical cancer screening means that millions of women will have the opportunity to benefit from technology that enables physicians to objectively assess their future disease risk.”

Digene’s DNAwithPap Test (hc2 HR HPV Test) is the only FDA-approved test for adjunctive screening for women age 30 and older to determine the presence or absence of a high-risk human papillomavirus (HPV) types that are the primary causal factor in the development of cervical cancer. The combined tests are marketed under the tradename: DNAwithPap.

Worldwide, cervical cancer affects over 400,000 women annually and, after breast cancer, is the second most common malignancy found in women. In the United States, there are an estimated 12,200 cases of cervical cancer resulting in approximately 4,100 deaths each year.

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene hc2 HR HPV DNA Test is approved in the U.S. for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women age 30 and older and as a follow-up to an abnormal Pap test result. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: http://www.digene.com/. For more information on HPV testing, please visit: http://www.thehpvtest.com/.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, the extent of reimbursement for the HPV Test by third party payors, the success of the Company’s marketing efforts and its ability to scale up manufacturing operations to meet any increased demand, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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